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                                                                     EXHIBIT 4.1



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                             Supplemental Indenture

                                      No. 2


                                       to



                      Indenture dated as of March 18, 1997



                                       Re:

                Up to $200,000,000 12 1/2% Senior Notes due 2007



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          This SUPPLEMENTAL INDENTURE NO. 2 to INDENTURE (the "Supplemental
Indenture") is entered into among Booth Creek Ski Holdings, Inc., a Delaware corporation (the "Company"), Trimont Land Company, a California corporation, Sierra-at-Tahoe, Inc., a Delaware corporation, Bear Mountain, Inc., a Delaware corporation, Waterville Valley Ski Resort, Inc., a Delaware corporation, Mount Cranmore Ski Resort, Inc., a Delaware corporation, Booth Creek Ski Acquisition Corp., a Delaware corporation, Ski Lifts, Inc., a Washington corporation, Grand Targhee Incorporated, a Delaware corporation, B-V Corporation, a Wyoming corporation, Targhee Company, a Delaware corporation, and Targhee Ski Corp., a Delaware corporation (collectively, the "Guarantors"), and Marine Midland Bank, a New York banking corporation and trust company (the "Trustee").

                                    RECITALS


          WHEREAS, the Company, the Guarantors and the Trustee have entered into that certain Indenture dated as of March 18, 1997, as supplemented by Amendment No. 1 dated as of April 25, 1997 (the "Original Indenture") providing for the issuance and delivery by the Company of its 12 1/2% Senior Notes due 2007;

          WHEREAS, the Company is entering into certain financing and related transactions (the "Transactions") which will benefit the Company and its Subsidiaries; and

          WHEREAS, Article 8 of the Indenture provides a manner by which the Indenture may be amended, and by which compliance with the provisions of the Indenture may be waived, with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes by written act of said Holders delivered to the Company and the Trustee; and

          WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes have delivered said consents to the Trustee and the Company; and

          WHEREAS, pursuant to and in accordance with Section 8.02 of the Indenture, and with the consent of the Holders of a majority in aggregate principal amount of the outstanding Securities, the Company, the Guarantors and the Trustee have agreed to enter into this Supplemental Indenture;

          NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consid-

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eration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Company's 12 1/2% Senior Notes due 2007:


                   Section 1. AMENDMENTS AND WAIVER.

                   1.1. Subject to Section 2.2 hereof, the definition of "Change of Control" contained in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:

                   A "Change of Control" of the Company means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof;
         (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company;
         (iii) prior to a Qualified IPO, John Hancock Mutual Life Insurance Company and/or its Affiliates (other than its portfolio companies, including without limitation, the Parent and its Subsidiaries) shall cease to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, Voting Stock representing, or Class B Common Stock and/or warrants exercisable for shares of Class B Common Stock representing upon conversion, at least 40% of the total voting power of all Voting Stock of the Company or Parent on a fully diluted basis; (iv) any Person or Group (other than the Permitted Holders) shall become the beneficial owner, directly or indirectly, of Voting Stock representing, or Common Stock or Warrants exercisable for Common Stock representing upon conversion, more than 35% of the total voting power of all Voting Stock of the Company or Parent on a fully diluted basis; (v) prior to a Qualified IPO, Booth Creek Partners Ltd. II, L.L.L.P. or any Affiliate thereof that is a Permitted Holder shall cease to have the right to appoint a majority of the Board of Directors of Parent; (vi) the replacement of a majority of the Board of Directors of Parent over a two-year period from the directors who constituted the Board of Directors of Parent at the beginning of such period, and such re-

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         placement shall not have been approved or recommended by a vote of at least two-thirds of the Board of Directors of Parent then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; (vii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger;
         (viii) George N. Gillett, Jr. ceases, other than by death or disability, to have an executive management position with the Company; or (ix) any creditor of Parent shall foreclose on any Capital Stock of the Company.

                   1.2. Subject to Section 2.2 hereof, the definition of "Permitted Indebtedness" contained in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:

                   "Permitted Indebtedness" means:

                        (i) Indebtedness of the Company or any Restricted Subsidiary arising under or in connection with the Senior
           Credit Facility in a principal amount at any time not to exceed $25,000,000, less each permanent reduction of commitments to extend credit thereunder as provided for under this Indenture;

                        (ii) Indebtedness under Notes issued by the Company pursuant to this Indenture in an aggregate principal amount of up to $133,500,000 and Indebtedness evidenced by the Guarantees;

                        (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of this Indenture;

                        (iv) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Re-

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           stricted Subsidiary to the Company or another  Restricted
           Subsidiary;

                        (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business, which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed $2,500,000 at any time outstanding;

                        (vi) Obligations of the Company or any Restricted Subsidiary under (A) Interest Rate Agreements designed to protect against fluctuations in interest rates in respect of Indebtedness of the Company and its Restricted Subsidiaries permitted to be incurred under this Indenture, which obligations do not exceed the aggregate principal amount of such Indebtedness, and
           (B) Currency Agreements designated to protect the Company and its Subsidiaries against fluctuations in foreign currency exchange rates in respect of foreign exchange exposures incurred by the Company and its Restricted Subsidiaries;

                        (vii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

                        (viii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

                        (ix) obligations in respect of performance and surety bonds and completion guarantees pro-

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                                     -5-

           vided by the Company or any Restricted Subsidiary in the ordinary course of business;

                        (x) any guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries, and any guarantee by any Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary, so long as the incurrence of such Indebtedness is permitted under the terms of the Indenture;

                        (xi) additional Indebtedness of the Company and its Restricted Subsidiaries not to exceed $2,500,000 in principal amount outstanding at any time;

                        (xii) Refinancing Indebtedness; and

                        (xiii) Indebtedness assumed and subsequently repaid on the Issue Date in connection with the acquisition of Grand Targhee Incorporated.

                   1.3. Subject to Section 2.2 hereof, the definition of "Restricted Subsidiary" contained in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:

                        "Restricted Subsidiary" means a Subsidiary of the
              Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date, except the Real Estate LLC. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action),
              (i) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to
              Section 4.06 of this Indenture or (ii) the ratio of the Company's EBITDA to the Company's Consolidated Interest Expense (determined on a pro forma basis for the last four fiscal quarters of the Company for which financial statements are available at the date of determination in accordance with Section 4.06 of this Indenture) does not decrease and the Company does not incur any Indebt-

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              edness (other than Indebtedness under the Notes permitted
              under clause (ii) of the definition of "Permitted Indebtedness" and up to $1.5 million of additional Permitted Indebtedness) in connection with such action.

                   1.4. Subject to Section 2.2 hereof, the first paragraph of
Section 2.01 of the Indenture is hereby amended to read in its entirety as follows:

                   The Trustee shall authenticate (i) Notes for original issue on  the Issue Date in the aggregate principal amount of
         $110,000,000, (ii) in the event of an exercise by the Initial
         Purchaser pursuant to Section 2.2(b) of the Purchase Agreement of its option to purchase up to an additional $6,000,000 aggregate principal amount of Notes (the "Option Notes"), Option Notes for original issue in the aggregate principal amount not to exceed $6,000,000, which
         Option Notes may not be issued after April 25, 1997 and (iii) Notes (other than Option Notes) for original issue subsequent to the Issue Date in an aggregate principal amount not to exceed $90,000,000 (minus the aggregate principal amount of any Option Notes authenticated pursuant to the terms hereof) in one or more series ("Subsequent
         Series Notes"), in each case upon a written order of the Company in the form of an Officers' Certificate of the Company; provided, however, that no Subsequent Series Notes may be authenticated and delivered in an aggregate principal amount of less than $15,000,000;
         and provided, further, that the Company must, in issuing any
         Subsequent Series Notes, comply with Section 4.06. Each such written order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and the title of the Notes of the series (which shall distinguish the Notes of the series from Notes of any other series). All Notes issued on the Issue Date, Option Notes and Subsequent Series Notes shall be identical in all respects other than issue dates and the date from which interest accrues and except as provided in this Section 2.01 and except that any Subsequent Series Notes may contain any notations, legends or endorsements permitted under Section 2.02. The aggregate principal amount of Notes outstanding at any time may not exceed $200,000,000, except as provided in Section 2.08.
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                   1.5. Subject to Section 2.2 hereof, paragraph 5 of Exhibit A, the Form of Notes, is hereby amended to read in its entirety as follows:

                   5. Optional Redemption. The Company, at its option, may redeem the Notes, in whole or in part, at any time on or after March 15, 2002 upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount), set forth below, together, in each case, with accrued and unpaid interest to the Redemption Date, if redeemed during the twelve month period beginning on March 15 of each year listed below:

                    YEAR                                      REDEMPTION PRICE
                    ----                                      ----------------
                    2002.......................                   106.250%
                    2003.......................                   104.167%
                    2004.......................                   102.083%
                    2005 and thereafter........                   100.000%

                   Notwithstanding the foregoing, the Company may redeem in the aggregate up to 30% of the original principal amount of Notes at any time and from time to time on or prior to March 15, 2000 at a redemption price equal to 112.5% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date with the Net Proceeds of one or more Public Equity Offerings; provided, that at least $93.5 million of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

                   1.6. Subject to Section 2.2 hereof, compliance by the Company with Sections 5.01 and 5.02 of the Indenture are hereby waived to the extent any default would occur under such Sections as a result of the transactions contemplated by the Loon Mountain Acquisition (as defined in the Offering Memorandum relating to the Company's 12 1/2% Series C Senior Notes due 2007).



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                   Section 2.  MISCELLANEOUS.

                   2.1. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

                   2.2. Operative Time. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Section 1 hereof shall become operative upon the satisfaction (or waiver by the Company) of the Conditions (as defined in the Consent Solicitation Statement, dated February 16, 1998, that was provided to Holders of Notes in connection with the Company's solicitation of consents by such Holders to the waiver and amendments set forth herein). Upon the receipt by the Trustee of (i) an Officers' Certificate certifying that such conditions have been satisfied, or waived by the Company, and (ii) an Opinion of Counsel to the effect set forth in Section 8.06 of the Indenture, the amendments set forth herein shall become operative.

                   2.3. Confirmation of the Original Indenture. Except as amended hereby, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed in all respects.

                   2.4. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

                   2.5. Separability. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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                   2.6. Headings. The captions of the various section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

                   2.7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

                   2.8. Definitions. All terms defined in the Indenture shall have the same meaning in this Supplemental Indenture unless otherwise defined herein.



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                  IN WITNESS WHEREOF, the parties hereto caused this
Supplemental Indenture to be duly executed as of this 20th day of February, 1998.

                                      BOOTH CREEK SKI HOLDINGS, INC.
                                      TRIMONT LAND COMPANY
                                      SIERRA-AT-TAHOE, INC.
                                      BEAR MOUNTAIN, INC.
                                      WATERVILLE VALLEY SKI RESORT, INC.
                                      MOUNT CRANMORE SKI RESORT, INC.
                                      BOOTH CREEK SKI ACQUISITION CORP.
                                      SKI LIFTS, INC.
                                      GRAND TARGHEE INCORPORATED
                                      B-V CORPORATION
                                      TARGHEE COMPANY
                                      TARGHEE SKI CORP.


                                      By: /s/ Jeffrey Joyce
                                         -------------------------------------
                                         Name: Jeffrey J. Joyce
                                         Title: Executive
                                                Vice President, Finance


                                      MARINE MIDLAND BANK, as Trustee


                                      By: /s/ Robert A. Conrad
                                         --------------------------------------
                                           Name: Robert A. Conrad
                                           Title: Vice President